Exhibit 99.1

STONE ENERGY CORPORATION

Hosts Upcoming Investor Day in New Orleans

LAFAYETTE, LA. April 3, 2014

Stone Energy Corporation (NYSE: SGY) today announced that it will host an analyst and investor day on Tuesday, May 20, 2014 for equity analysts and institutional investors at the Windsor Court Hotel in New Orleans, LA.

David Welch, Chief Executive Officer and President of Stone Energy, along with Kenneth Beer, Executive Vice President and Chief Financial Officer, and a number of key members of the Stone management team, will provide an update and information on Stone Energy’s core development and exploration projects, will discuss growth plans and opportunities, and will review financial results. The agenda for the event is as follows:

•	7:30 am – Breakfast

•	8:00 am – Presentation

•	11:30 am – Lunch break

•	1:00 pm – 4:00 pm – Presentation and Q&A

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If you are an equity analyst or institutional investor and would like to register for the Stone Energy Analyst Day please click on the following link and fill out the registration form http://www.stoneenergy.com/links/eventRegistration.aspx. For additional information please contact Sheri Bienvenue – Executive Assistant at (337) 521-0237 or BienvenueSL@StoneEnergy.com.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, and development of properties in the Deep Water Gulf of Mexico, Appalachia, and the onshore and offshore Gulf Coast. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com